Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated February 22, 2018, on the financial statements of Maxar Technologies Ltd. (formerly MacDonald, Dettwiler and Associates Ltd.),  incorporated by reference herein.    Our report refers to the re-presentation of the comparative information.

Chartered Professional Accountants

Vancouver, Canada

May 15, 2018

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.